FOR IMMEDIATE RELEASE

Contacts:

Alphatec Holdings, Inc.	Noonan Russo
Steven M. Yasbek	Matthew Haines
760.431.9286 x503	212.845.4235
syasbek@alphatecspine.com	matthew.haines@eurorscg.com

Alphatec Holdings, Inc. Announces Fourth Quarter and Fiscal 2006 Financial Results

- 2006 Revenue Increased 75% -

- 2007 Revenue Guidance of $83 million to $85 million -

CARLSBAD, Calif., February 22, 2007 — Alphatec Holdings, Inc. (NASDAQ: ATEC), a spinal device company, announced today financial results for the fourth quarter and fiscal year ended December 31, 2006.

Fourth Quarter and Fiscal 2006 Highlights

•	Annual revenues increased to $74.0 million; up 75% from 2005

•	Q4:06 revenues increased to $19.2 million; up 23% from Q4:05

•	Q4:06 gross margin was 68.1%; up from 55.5% from Q4:05

•	Management restructuring seamless

•	Initial public offering

Revenue in the fourth quarter of 2006 increased 23% to $19.2 million compared to $15.6 million in the fourth quarter of 2005. This represented an 11% increase from the $17.4 million reported in the third quarter of 2006. Revenue for fiscal 2006 of $74.0 million was up 75% over fiscal 2005.

Gross profit for the fourth quarter of 2006 was $13.1 million with a gross margin of 68.1%, compared with a gross profit of $8.6 million with a gross margin of 55.5% in the fourth quarter of 2005. The improved margins were primarily due to the increased sales volume and lower inventory provisions. For the third quarter of 2006, gross profit was $10.8 million with a gross margin of 61.9%. Gross margin was 65.3% for the total year 2006, up from 58.1% for the total year 2005.

“Our business is strong and growing as evidenced by our 75% increase in year-over-year revenue,” stated John H. Foster, Chairman, President, and CEO. “The fourth quarter realignment of the senior leadership team, including the appointment of Ross Simmonds as Chief Operating Officer, has had a positive impact on the sales force and the entire organization. It has been seamless with respect to operating results.”

Mr. Foster added, “The Scient’x license agreement, which we announced last month, will allow us to aggressively grow in the dynamic stabilization market and leverage our current fusion business.”

Total operating expenses were $22.7 million in the fourth quarter of 2006, compared to $13.0 million in the 2005 fourth quarter and $16.4 million in the 2006 third quarter. The increase from 2005 was principally due to one-time severance costs and higher selling costs and commissions on our higher volume. For total year 2006, operating expenses were $70.4 million versus $39.6 million in 2005. Higher operating expenses were primarily due to higher selling costs on the increased volume and build out of the Company’s infrastructure.

The net loss for the fourth quarter of 2006 was $11.3 million, or $(0.34) loss per share, compared to $8.4 million, or $(0.45) loss per share, in the fourth quarter of 2005. For fiscal 2006, the net loss was $29.3 million, or $(1.08) loss per share as compared to $21.7 million, or $(1.19) loss per share, for fiscal 2005.

Earnings before interest, taxes, depreciation, amortization (“EBITDA”), and adjusted for other significant items, were a positive $0.4 million for the fourth quarter 2006 on $19.2 million of revenue.

The cash balance at December 31, 2006, was $18.0 million, which includes restricted cash. This is a decrease of $3.4 million from the September balance.

2007 Guidance

Alphatec’s revenue guidance for fiscal 2007 is $83 million to $85 million based on additional surgeons using our products, the release of new products and increasing Scient’x license revenues as the year progresses. The Company’s guidance does not include any technology acquisitions subsequent to the recently announced Scient’x license agreement. Target gross margins worldwide for 2007 are in the range of 68% to 70%, which allows management to reasonably expect a substantial and positive EBITDA for the year.

Non-GAAP Information

Earnings before interest, taxes, depreciation, and amortization (“EBITDA”) included in this press release is a non-GAAP (generally accepted accounting principles) financial measure which represents net income (loss) excluding the effects of interest, taxes, depreciation, amortization and stock based compensation costs. EBITDA, as defined above, may not be similar to EBITDA measures used by other companies and is not a measurement under generally accepted accounting principles.

The company believes that EBITDA provides useful information to investors about the company’s performance because it eliminates the effects of period to period changes in costs that are not directly attributable to the underlying performance of the company’s business operations. Management uses EBITDA in evaluating the overall performance of the company’s business operations.

Though management finds EBITDA useful for evaluating aspects of the company’s business, its reliance on this measure is limited because excluded items often have a material effect on the company’s earnings and earnings per common share calculated in accordance with GAAP. Therefore, management always uses EBITDA in conjunction with GAAP earnings and earnings per common share measures. The company believes that EBITDA provides investors with an additional tool for evaluating the company’s core performance, which management uses in its own evaluation of performance, and a base-line for assessing the future earnings potential of the company. While the GAAP results are more complete, the company prefers to allow investors to have this supplemental metric since, with reconciliation to GAAP, it may provide greater insight into the company’s financial results.

Conference Call

Alphatec will host a conference call today at 4:30 p.m. ET / 1:30 p.m. PT to discuss the results. To participate in the conference call, please dial 888-338-6760 (Domestic) or 973-582-2858 (International) a few minutes before 4:30 p.m. ET on Thursday, February 22, 2007.

A replay of the conference call will be available from 8:30 p.m. ET on February 22, 2007 until 11:59 p.m. ET on March 1, 2007. The replay dial in number is 877-519-4471 (Domestic) or 973-341-3080 (International). The replay pin number is 8437248.

The call will also be available on the Internet live and for 90 days thereafter at the following URL:

http://www.videonewswire.com/event.asp?id=37953

About Alphatec

Alphatec is a medical device company focused on the design, development, manufacturing and marketing of products for the surgical treatment of spine disorders. Alphatec’s principal product offerings are primarily focused on the U.S. spine fusion market, which is estimated to approach $3 billion in 2007, through its wholly-owned subsidiary, Alphatec Spine, Inc., and include a variety of spinal implant products and systems comprised of components such as spine screws, spinal spacers, and plates that offer multiple solutions to address patients’ needs. In addition to Alphatec’s U.S. presence, it also participates in the Japanese spine fusion and orthopedic trauma markets through its subsidiary, Alphatec Pacific, Inc. Our mission is to be a values based leader in the spinal device market by providing unmatched service to and taking scientific direction from our surgeon customers. We do so through our unique in-house manufacturing facility in Carlsbad, California that allows us to respond quickly to surgeon needs and to customize innovative products needed for spine fusion surgery. For additional information, please visit our website at www.alphatecspine.com.

Forward Looking Statements

This press release may contain forward-looking statements, including statements that Alphatec will leverage its current fusion business with aggressive growth in the dynamic stabilization market and with the acquisition of other motion preservation products, and statements regarding its 2007 financial guidance. Such statements are based on management’s current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Alphatec cautions investors that there can be no assurance that actual results or business conditions will not differ materially from those projected or suggested in such forward-looking statements as a result of various factors, including, but not limited to, the following: Alphatec’s ability to maintain its level of previously reported sales growth, Alphatec’s ability to develop and expand its spine fusion business in the United States and Japan, Alphatec’s ability to enter into and succeed in the motion preservation market via the Scient’x license or otherwise, Alphatec’s ability to expand and maintain a successful sales and marketing organization, continuation of favorable third party payor reimbursement for procedures performed using our products, unanticipated expenses or liabilities or other adverse events affecting cash flow or Alphatec’s ability to achieve profitability, uncertainty of additional funding, uncertainty of success in developing any new products, failure to successfully introduce and develop new products, including products related to license agreements, failure to obtain FDA clearance or approval for particular devices, Alphatec’s ability to compete with other competing products and with emerging new technologies within and outside of spinal fusion, product liability exposure, patent infringement claims and claims related to our intellectual property. Please refer to the risks detailed in Alphatec’s Quarterly Report on Form 10-Q on file with the SEC, as well as the risks detailed from time to time in Alphatec’s other SEC reports. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, unless required by law.

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ALPHATEC HOLDINGS, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2006	2005	2006	2005
Revenue	$19,196	$15,577	$74,005	$42,326
Cost of goods sold	6,117	6,932	25,700	17,722

Gross profit	13,079	8,645	48,305	24,603
% revenue	68.1%	55.5%	65.3%	58.1%
Operating expenses:
Research and development	1,013	324	3,589	967
In-process research and development	—	—	—	3,100
Sales and marketing	9,969	6,253	33,099	18,068
General and administrative	11,681	6,422	33,731	17,512

Total operating expenses	22,663	12,998	70,419	39,647

Operating loss	(9,584)	(4,353)	(22,114)	(15,044)
Interest and other income (expense), net	561	(1,176)	(1,465)	(2,048)
Other (expense) - failed acquisition costs	(1,967)	—	(1,967)	—

Interest and other income (expense), net	(1,406)	(1,176)	(3,432)	(2,048)

Loss before taxes	(10,990)	(5,529)	(25,546)	(17,092)
Income taxes	334	(924)	270	(3,037)

Net loss	(11,324)	(4,605)	(25,816)	(14,054)
Accretion to redemption value of redeemable convertible preferred	(21)	(3,834)	(3,501)	(7,601)

Net loss applicable to common stockholders’	$(11,345)	$(8,439)	$(29,317)	$(21,655)

Net loss per common share:
Basic	$(0.34)	$(0.45)	$(1.08)	$(1.19)
Diluted	$(0.34)	$(0.45)	$(1.08)	$(1.19)
Weighted-average shares:
Basic	33,492	18,614	27,238	18,201
Diluted	33,492	18,614	27,238	18,201

Non-GAAP information:
EBITDA and significant items:
Net loss	(11,324)	(4,605)	(25,816)	(14,054)
Addback:
Interest expense	(604)	983	1,427	1,929
Stock based compensation	386	893	3,760	3,481
Income tax provision (benefit)	334	(924)	270	(3,037)
Depreciation	1,756	595	4,362	1,472
Amortization of intangibles	858	691	3,386	5,169

Total EBITDA	(8,594)	(2,368)	(12,611)	(5,041)

Significant items:
IPO related bonuses	—	—	1,615	—
Lawsuit settlement	—	—	401	—
Severance	7,027	—	7,565	—
Scient’x acquisition costs	1,967	—	1,967	—

Total EBITDA adjusted	$400	$(2,368)	$(1,063)	$(5,041)

ALPHATEC HOLDINGS, INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31, 2006	December 31, 2005
ASSETS
Current assets:
Cash and cash equivalents	$16,943	$2,180
Restricted Cash	1,100	—
Accounts receivable, net	10,583	9,361
Inventories, net	13,454	8,458
Prepaid expenses and other current assets	2,234	1,050
Deferred income taxes	1,184	3,057

Total current assets	45,498	24,106

Property and equipment, net	12,583	7,206
Goodwill	60,389	60,946
Intangibles, net	10,185	13,644
Other assets	622	3,238

Total assets	$129,277	$109,139

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$5,798	$4,102
Accrued expenses	10,369	8,832
Lines of credit	3,163	3,942
Current portion of long-term debt	2,060	2,981

Total current liabilities	21,390	19,857

Total long term liabilities	6,464	7,276
Minority Interest	2,724	1,914
New redeemable preferred stock	23,703	—
Total equity	74,996	80,092

Total liabilities and stockholders’ equity	$129,277	$109,139

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